FORM 5          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no longer                        OMB APPROVAL
    subject to Section 16.  Form                       OMB Number: 3235-0362
    4 or Form 5 obligations may                        Expires: January 31, 2005
    continue.  See Instruction                         Estimated average burden
    1(b)                                               hours per response...1.0
[ ] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported

Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, Section
17(a) of the Public Utility  Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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

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
1.  Name and Address of    2. Issuer Name and Ticker or Trading Symbol  6.  Relationship of Reporting Person(s) to Issuer
    Reporting Person*                                                             (Check all applicable)

    Dupre, William J.         Klever Marketing (KLMK)                      ____ Director      _____10% Owner
  (Last) (First) (Middle)                                                  __X_ Officer (give _____Other (specify below)
                                                                                  title below)
                                                                           Chief Operating Officer/Executive VP
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                           3. I.R.S. Identification   4.  Statement for    Individual or Joint / Group Filing
                              Number of Reporting          Month/Year       (Check Applicable Line)
 929 Weatherbee Avenue        Person, if an entity                            X   Form Filed by One Reporting Person
                              (Voluntary)
    (Street)                                                12/2002          _____ Form Filed by More than One Reporting Person

                                                      5.  If Amendment, Date of
Downers Grove, IL 60516                                   Original (Month/Year)
(City)  (State) (Zip)
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

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------- --------------------------------------------------------------------
                           2.  Trans-   3. Transac-   4.Securities Acquired (A) or   5. Amount of     6. Ownership   7. Nature of
1.  Title of Security          action      tion         Disposed of (D)              Securities        Form:          Indirect
      (Instr. 3)               Date        Code         (Instr. 3, 4 and 5)          Beneficially      Direct         Beneficial
                                          (Instr. 8)                                 Owned at End      (D) or         Ownership
                             (Month/                                                 of Month          Indirect       (Instr. 4)
                              Day/                                                   (Instr. 3 and     (I)
                              Year)                                                    4)              (Instr. 4)
                                                      -------------------------  --------------
                                                      Amount (A)or(D)   Price
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*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

         Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 2270 (3-00)


  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

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
1.Title of    2.          3.       4.      5.Number of  6.Date        7.Title and  8.Price of  9.Number    10.          11.Nature
  Derivative  Conversion  Trans-   Trans-  Derivative   Exercisable   Amount of    Derivative  of           Ownership    of
  Security    or          action   action  Securities   and           Underlying   Security    Derivative   Form of      Indirect
  (Instr. 3)  Exercise    Date     Code    Acquired     Expiration    Securities   (Instr.     Securities   Derivative   Beneficial
              Price       (Month/  (Instr. (A) or       Date          (Instr. 3    5)          Beneficially Security:    Ownership
              of          Day/     8)      Disposed of  (Month/       and 4)                   Owned        Direct       (Instr.
              Derivative  Year)            (D) (Instr.  Day/Year)                              at End       (D) or       4)
              Security                     3, 4, and 5)                                        of           Indirect
                                                                                               Month        (I)
                                                                                               (Instr.      (Instr.
                                                                                               4)           4)
                                           ------ -----   ----------- --------- -------------

                                             (A)   (D)   Date   Expir-  Title      Amount
                                                         Exer-  ation              or
                                                         cisable Date              Number
                                                                                   of
                                                                                   Shares
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Common Stock
Option         $1.05      11/18/02   P3      400,000     (1)   11/18/05 Common     400,000       400,000        D
                                                                        stock, par
                                                                        value $0.01
                                                                        per share
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

Explanation of Responses:

(1) Stock option vest in quarterly installments over 3 years, with first installment vesting on day one of employment










                                           /s/ William J. Dupre         2/14/03
                                          -------------------------------------
                                          ** Signature of Reporting Person  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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